Exhibit 10.2

Evolve Transition Infrastructure LP

2021 Equity Inducement Award Plan

1.	PURPOSE OF PLAN

The purpose of this Evolve Transition Infrastructure LP 2021 Equity Inducement Award Plan (this “Inducement Plan”) of Evolve Transition Infrastructure LP., a Delaware limited partnership (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (the “Partnership”), as adopted in connection with the Evolve Transition Infrastructure LP 2021 Equity Inducement Award Program, is to further the long term stability and success of the Partnership and its Affiliates (as defined in the “Plan” referenced below) by providing a program to reward selected individuals hired as employees of the Partnership, Evolve Transition Infrastructure GP LLC, a Delaware limited liability company, as general partner of the Partnership (the “General Partner”), and their Affiliates (“Eligible Persons”) with grants of inducement awards by affording such individuals an opportunity to acquire a proprietary interest in the Partnership.

2.	ELIGIBILITY

This Inducement Plan will be reserved solely for awards in respect of common units representing limited partner interests in the Partnership (“Units”) that may be issued to Eligible Persons without unitholder approval pursuant to Rule 711(a) of the NYSE American Company Guide, or any successor rule relating to inducement awards.

3.	UNIT LIMITS; GRANT OF AWARDS

The maximum number of Units that may be issued pursuant to awards granted to Eligible Persons under this Inducement Plan is 14,000,000 Units, such limit subject to adjustment as contemplated by Section 4(c) of the Plan.

4.	EFFECTIVE DATE

This Inducement Plan is effective as of November 3, 2021 (the “Effective Date”), the date of its approval by the Board of Directors of the General Partner (the “Board”). Unless earlier terminated by the Board, this Inducement Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Inducement Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Inducement Plan, but previously granted awards (and the authority of the Committee with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Inducement Plan.

5.	OTHER TERMS

Except as expressly set forth herein, the terms of this Inducement Plan shall be identical to the terms of the Plan, and such terms are incorporated by reference into this Inducement Plan (with such non-substantive changes as are necessary to reflect their usage in this Inducement Plan instead of the Plan). In the event of any conflict between the provisions in this Inducement Plan and those of the Plan, the provisions of this Inducement Plan shall govern.

6.	DEFINED TERMS

6.1. “Plan” means the Sanchez Production Partners LP Long-Term Incentive Plan, as may be amended from time to time (the form of which in effect as of the Effective Date being attached hereto as Annex 1).

6.2 Defined terms not defined herein shall have the meaning set forth in the Plan.

Annex 1

SANCHEZ PRODUCTION PARTNERS LP

LONG-TERM INCENTIVE PLAN

1.	Introduction.

(a) Purpose of Plan. This Sanchez Production Partners LP Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”) by providing directors, officers, employees and consultants of the Partnership, of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “General Partner”) and of their Affiliates, who provide services to the Partnership, a means to develop a sense of ownership and personal involvement in the development and financial success of the Partnership, and to encourage them to remain with and devote their best efforts to the business of the Partnership and, in doing so, advance the interests of the Partnership and its unitholders. The Plan is also contemplated to enhance the ability of the General Partner, the Partnership and their respective Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership.

The Plan is an amendment and restatement of the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Prior Plan”), which resulted in the name of the Prior Plan being changed to the Sanchez Production Partners LP Long-Term Incentive Plan. As part of this amendment and restatement, the Constellation Energy Partners LLC Long-Term Incentive Plan, as amended, is merged into the Plan.

(b) Effective Date. This amendment and restatement of the Plan (and the merger into the Plan of the Constellation Energy Partners LLC Long-Term Incentive Plan) shall become effective upon both (i) approval of the amendment and restatement by the unitholders of Sanchez Production Partners LLC (predecessor-in-interest to the Partnership) and (b) the effectiveness of the conversion of Sanchez Production Partners LLC (f/k/a Constellation Energy Partners LLC) from a limited liability company into a limited partnership, with the date that both such conditions being satisfied referred to herein as the “Effective Date.” Except to the extent an Award is to be settled in cash according to its terms, no Award granted hereunder shall be effective unless and until such approval of the Plan occurs; provided, however, that outstanding Awards granted under the Prior Plan and the Constellation Energy Partners LLC Long-Term Incentive Plan shall continue to be effective regardless of whether such approval occurs.

2.	Construction.

(a) Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of the

Plan, Sanchez Oil & Gas Corporation, SP Holdings, LLC and their Affiliates shall be deemed to be an Affiliate of both the General Partner and the Partnership.

“Award” means an Option, Restricted Unit, Unit Grant, Notional Unit, Unit Appreciation Right, Performance Award or Other Unit-Based Award granted under the Plan, and shall include tandem any DERs granted with respect to a Notional Unit.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the General Partner.

“Change in Control” means the occurrence of any of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the General Partner, the Partnership or an Affiliate of either of the foregoing, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership;

(ii) the equity holders of the Partnership approve, in one or a series of transactions, a program of complete liquidation of the Partnership, respectively;

(iii) the sale or other disposition by the Partnership of all or substantially all of the Partnership’s assets in one or more transactions to any Person other than the General Partner or an Affiliate thereof; or

(iv) a transaction resulting in a Person other than the General Partner or an Affiliate of the General Partner or of the Partnership being the general partner of the Partnership.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan or an Award Agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Committee” means the Board or such committee of the Board as may be appointed by the Board to administer the Plan.

“Consultant” means a Person, other than an Employee or a Director, providing bona fide services to the Partnership or any of its subsidiaries as a consultant or advisor, as applicable.

“DER” or “Distribution Equivalent Right” means a contingent right, granted in tandem with a specific Notional Unit or Restricted Unit, to receive an amount in cash or Units, as determined by the Committee, which cash or Units shall have a value equal to the cash distributions made by the Partnership with respect to a Unit during the period such tandem Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Disability” means that a Participant has been determined to be “disabled” under the General Partner’s or the Partnership’s long-term disability plan, as applicable, in effect at the time the Participant ceases to be an Officer, Employee, Consultant or Director, as applicable; provided, however, in any circumstance in which compensation payable pursuant to this Plan or an Award Agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Disability” were to apply, but would not be so subject if the term “Disability” were defined herein to mean a “disability” within the meaning of Treasury Regulation § 1.409A-3(i)(4), then “Disability” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a “disability” within the meaning of Treasury Regulation § 1.409A-3(i)(4).

“Eligible Person” means any Officer, Employee, Consultant or Director of the Partnership or the general partner of the Partnership or any of their Affiliates, and any other Person selected by the Committee (including Sanchez Oil & Gas Corporation and SP Holdings, LLC), performing bona fide services for the Partnership or any of its subsidiaries.

“Employee” means any employee of the General Partner, the Partnership or an Affiliate of either of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of the Section 409A Rules.

“Notional Unit” means a notional Unit granted under the Plan that, upon vesting, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit. Whether cash or Units are received for Notional Units shall be determined in the sole discretion of the Committee and shall be set forth in the Award Agreement.

“Officer” means any Employee who is or other individual who is an officer of the General Partner, the Partnership or an Affiliate of either of the foregoing.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted pursuant to Section 6(f)(iii) of the Plan that is not otherwise specifically provided for in another paragraph of Section 6.

“Participant” means any Eligible Person (or former Eligible Person) who holds an outstanding Award under the Plan.

“Performance Award” means an Award granted under the Plan that, if earned, shall be payable in cash, Units, or any combination thereof as determined by the Committee.

“Performance Goal” means one or more targeted levels of performance for a performance period based on one or more Performance Metrics.

“Performance Metric” means one or more of the following criteria: (a) total unitholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per unit, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net margins; (f) levels of operating expense or other expense items; (g) annual or multi-year operating plan; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) specific performance goals for a particular job; (m) debt ratios or other measures of credit quality or liquidity; (n) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (o) distribution growth; (p) efficiencies and results of field operations or drilling programs, including total wells/recompletions drilled, cost of wells, lease operating expenses, cycle time to hook up wells to flow and infrastructure improvements; and (q) any other measure deemed appropriate by the Committee.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” means the Sanchez Production Partners LP Long-Term Incentive Plan (formerly known as the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan).

“Prior Plan” means the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award is not transferable, remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Retirement” means retirement on or after the earliest retirement date permissible under the employee pension benefit plan or plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) that are (i) sponsored or maintained by the Partnership and (ii) intended to qualify for favorable federal income tax treatment under Section 401(a) of the Code.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A Rules” means Section 409A of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.

“UAR” or “Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined in the sole discretion of the Committee and set forth in the Award Agreement.

“UDR” or “Unit Distribution Right” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a common unit representing a limited partner interest of the Partnership.

“Unit Grant” means an Award of an unrestricted Unit.

(b) Construction. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular section or other subdivision, (b) reference to any section means such section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term.

3.	Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) determine who is an Eligible Person; (ii) designate Participants; (iii) determine the type or types of Awards to be granted to a Participant; (iv) determine the number of Units to be covered by Awards; (v) determine the terms and conditions of any Award (including performance requirements for such Award); (vi) determine whether, to what extent and under what circumstances Awards may be settled, exercised, canceled or forfeited; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Partnership, any Affiliate of the Partnership, any Participant and any beneficiary of any Award.

4.	Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered or reserved for delivery with respect to the Plan or underlying any Award is fifteen percent (15%) of the aggregate number of issued and outstanding Units as of the date of adoption of the Plan plus, upon the issuance of additional Units from time to time, an automatic increase equal to the lesser of (i) fifteen percent (15%) of such additional Units or (ii) such lesser number of Units as determined by the Committee. If any Award to be settled in Units according to its terms expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units (including Units withheld pursuant to Section8(b)(ii)), then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. Units that cease to be subject to an Award because of the exercise of the Award, or the vesting of Restricted Units or similar Awards, shall no longer be subject to or available for any further grant under this Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that are to be settled solely in cash according to the terms of the Award.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units (i) acquired in the open market or (ii) from the General Partner, the Partnership, any Affiliate of either of the foregoing or any other Person, or any combination of the foregoing as determined by the Committee in its sole discretion.

(c) Adjustments. In the event that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Units subject to any Award shall always be a whole number; provided, further, that the Committee shall not take any action otherwise authorized under this subparagraph (c) to the extent that such action would, except as permitted in Section 7(c), materially reduce the benefit to the Participant without the consent of the Participant.

5.	Eligibility.

Any Eligible Persons shall be eligible to be designated a Participant by the Committee and receive Awards under the Plan.

6.	Awards.

(a) Options. The Committee shall have the authority to determine the Eligible Persons to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted; provided, however, that such purchase price per Unit may not be less than 100% of the Fair Market Value of a Unit as of the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, which may include accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include cash, check acceptable to the General Partner or the Partnership, as applicable, a “cashless-broker” exercise through procedures approved by the Committee, with the consent of the Committee, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a fair market value (as determined by the Committee) on the exercise date equal to the relevant exercise price.

(iv) Forfeiture. Except as otherwise provided in the terms of the Award Agreement, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to the date an Option becomes vested, all unvested Options shall automatically be forfeited by the Participant for no consideration on such date. Except as otherwise provided in the terms of the Award Agreement, if the Participant ceases to be an Officer, Employee, Consultant or Director prior to the expiration of the Option, the Option will be forfeited or expire, as applicable, as follows:

(A) Termination Not For Retirement, Disability or Death – any unvested Option will be forfeited on the date the Participant ceases to be an Officer, Employee, Consultant or Director for reasons other than the Participant’s Retirement, Disability or death and any vested Option will expire on the earlier of (i) the date that is 90 days after the effective date of such termination or (ii) the last day of the term of the Option; or

(B) Termination For Retirement, Disability or Death – any unvested Option will be forfeited on the date the Participant ceases to be an Officer, Employee, Consultant or Director due to the Participant’s Retirement, Disability or death and any vested Option will expire on the earlier of (i) the date that is 60 months after the effective date of such termination or (ii) the last day of the term of the Option.

The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(v) Restrictions on Option Grants. The Committee may grant Options that are intended to comply with Treasury Regulation § 1.409A-l(b)(5)(i)(A) only to Officers, Employees, Consultants and Directors performing direct services for the Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Officer, Employee, Consultant or Director performs direct services. For purposes of this Section 6(a), “controlling interest” means (1) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (2) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (3) in the case of a sole proprietorship, ownership of the sole proprietorship; or (4) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. The Committee may grant Options that are otherwise exempt from or compliant with the Section 409A Rules to any Eligible Person.

(b) Restricted Units. The Committee shall have the authority to determine the Eligible Persons to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the Restricted Period relating thereto, the conditions under which the Restricted Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that (A) no UDRs are to be earned or paid with respect to such Restricted Units or (B) distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(ii) DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same forfeiture and other restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon the Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason during the applicable Restricted Period, all outstanding Restricted Units (and any associated UDRs and DERs and amounts accumulated with respect thereto) awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units (and any associated UDRs and DERs and amounts accumulated with respect thereto).

(iv) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit. In addition, settlement shall be made in a single lump sum with respect to UDRs and DERs associated with such Units no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Upon vesting of a Restricted Unit, other than with respect to accumulated amounts to be paid up through the date of such vesting, all UDRs and DERs associated with such Restricted Unit shall automatically expire for no consideration.

(c) Unit Grants. The Committee shall have the authority to make Unit Grants to Eligible Persons. Each Unit Grant shall constitute a transfer of a Unit without other payment therefor and that is not subject to transfer restriction or risk of forfeiture hereunder.

(d) Notional Units. The Committee shall have the authority to determine the Eligible Persons to whom Notional Units shall be granted, the number of Notional Units to be granted to each such Eligible Person, the Restricted Period, the time or conditions under which the Notional Units may become vested or forfeited, which may include the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Notional Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Notional Units may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be subject to the same forfeiture and other restrictions as the tandem Award, or be subject to such other provisions or restrictions or no provisions or restrictions, as determined by the Committee in its discretion.

(ii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason during the applicable Restricted Period, all unvested outstanding Notional Units (and any associated DERs and amounts accumulated with respect thereto) awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Notional Units (and any associated DERs and amounts accumulated with respect thereto).

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Notional Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Partnership one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee, in its discretion, along with accumulated DERs with respect thereto. Unless provided otherwise in the Award Agreement, settlement shall be made in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Upon vesting of a Notional Unit, other than with respect to accumulated amounts to be paid up through the date of such vesting, all DERs associated with such Notional Unit shall automatically expire for no consideration. Should the Participant die before receiving all vested amounts payable hereunder, the balance shall be paid to the Participant’s estate by such date.

(e) Unit Appreciation Rights. The Committee shall have the authority to determine the Eligible Persons to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be not less than 100% of Fair Market Value of a Unit as of the date of grant.

(ii) Vesting/Time of Payment. The Committee shall determine the time or times at which a Unit Appreciation Right shall become vested and exercisable and the time or times at which a Unit Appreciation Right shall be paid in whole or in part.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon the Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to vesting, all unvested Unit Appreciation Rights awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights, in which case, such Unit Appreciation Rights shall be deemed vested upon termination of employment or service and paid as soon as administratively practical thereafter.

(iv) Restrictions on UAR Grants. The Committee may grant UARs that are intended to comply with Treasury Regulation § 1.409A-l(b)(5)(i)(A) only to Officers, Employees, Consultants and Directors performing direct services for the Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Officer, Employee, Consultant or Director performs direct services. For purposes of this Section 6(e), “controlling interest” shall mean “controlling interest” as defined in Section 6(a). The Committee may grant UARs that are otherwise exempt from or compliant with the Section 409A Rules to any Eligible Person.

(f) Performance Awards. The Committee shall have the authority to determine the Eligible Persons to whom Performance Awards shall be granted and the conditions and limitations applicable to the Performance Award, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Metrics and related Performance Goals to be achieved (on an absolute or relative basis) during any performance period, the length of any performance period, the vesting criteria, the amount of any Performance Award and the amount of any payment to be made pursuant to any Performance Award. Which factor or factors are to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. Performance Metrics and related Performance Goals need not be the same for all Participants, and Performance Metrics and related Performance Goals may be based on one or more of the business criteria enumerated in the definition of Performance Metrics as determined by the Committee.

(ii) Payment of Performance Awards. Performance Awards that become vested shall, unless provided otherwise in the Award Agreement, be paid in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Such payment(s) may be made in cash or Units as determined by the Committee.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant ceasing to be an Officer, Employee, Consultant or Director, as applicable and as determined by the Committee, for any reason prior to vesting, all unvested Performance Awards awarded the Participant shall be automatically forfeited for no consideration on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Performance Awards, in which case, a prorated portion of such Performance Awards shall be deemed vested upon termination of employment or service and paid in accordance with the provisions of Section 6(f)(ii) above.

(g) Other Unit-Based Awards. The Committee may grant to Eligible Persons Other Unit-Based Awards, which shall consist of an Award denominated or payable in, valued in whole or in part by references to or otherwise based on or related to, Units, in each case as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Unit-Based Award. An Other Unit-Based Award may be paid in cash, Units or any combination thereof as determined by the Committee.

(h) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the General Partner, the Partnership or any Affiliate of either of the foregoing. No Award shall be issued in tandem with another Award if the tandem Awards would result in adverse tax consequences under the Section 409A Rules. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the General Partner, the Partnership or any Affiliate of either of the foregoing may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Section 6(h)(ii)(C) below, each Award shall be exercisable by or payable to only the Participant during the Participant’s lifetime, or to the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Section 6(h)(ii)(C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership or any Affiliate of either of the foregoing.

(C) To the extent specifically provided by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years. Unless the Award Agreement provides otherwise, the term of an Award shall be 10 years. If upon the expiration of the term of an outstanding Award such Award has not either vested or been exercised (if exercisable), then such Award shall immediately expire for no consideration.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws; the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any exercise price or tax withholding) is received by the Partnership.

(vii) Change in Control.

(A) Unless specifically provided otherwise in the Award Agreement, upon a Change in Control or such time prior thereto as established by the Committee, to the extent that (1) the Partnership does not survive as an independent organization and (2) any surviving or successor organization or any of its affiliates does not assume or continue the Awards substantially on the same terms, then, immediately prior to the Change in Control (or any earlier date related to the Change in Control and established by the Committee) all outstanding Awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the target level.

(B) The Committee shall have the discretion to vary the definition of Change in Control in any Award Agreement.

(C) Except as otherwise provided in the Award Agreement, any positive “spread” (determined based on the Fair Market Value of Units on the payment date) on an Option or UAR that is or becomes fully vested and exercisable as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee) shall be paid in a single payment in Units, or cash or other property, or any combination of Units and cash and other property, as determined by the Committee. Except as otherwise provided in the Award Agreement, any Award of time-based Notional Units or Restricted Units that pursuant to his Section 6(h)(viii) are deemed to have the applicable Restriction Period lapse as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be settled by (i) issuance of unrestricted Units based on the number of Units that were subject to the Award on the date of grant of the Award or (ii) payment of cash and/or other property equal to the Fair Market Value of a Unit on the payout date for each Notional Unit or Restricted Unit or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Except as otherwise provided in the Award Agreement, any Award of performance-based Notional Units or Restricted Units that pursuant to this Section 6(h)(vii) are deemed to have the applicable Restriction Period lapse and to have all applicable performance criteria achieved at the target level as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be settled by (i) issuance of unrestricted Units based on the number of Units that were subject to the Award as established on the date of grant of the Award, prorated based on the number of complete months of the Restricted Period that have elapsed as of the payment date, and assuming that target performance was achieved or (ii) payment of cash and/or other property equal to the Fair Market Value of a Unit on the payout date for each Notional Unit or Restricted Unit that is payable under clause (i) of this sentence or (iii) any combination of payouts under clauses (i) and (ii) of this sentence, as determined by the Committee. Except as otherwise provided in the Award Agreement or determined by the Committee, any Performance Award that pursuant to this Section 6(h)(vii) is deemed to have all applicable performance criteria achieved at the target level as of the date of a Change in Control (or any earlier date related to the Change in Control and established by the Committee), shall be paid in cash, prorated based on the number of complete months of the performance period that have elapsed as of the payment date, and assuming that target-level performance was achieved. Any accelerated payout pursuant to this Section 6(h)(vii) shall be made in a single payment within 30 days after the date of the Change in Control.

To the extent an Option or UAR is not vested or exercisable, or a Notional Unit or Restricted Unit does not vest, pursuant to the preceding provisions of this Section 6(h)(vii) or the Award Agreement therefor upon the Change in Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, that upon any cancellation of an Option or UAR that has a positive “spread” or a Notional Unit or Restricted Unit, the holder shall be paid an amount in Units or cash and/or other property or any combination of cash and other property, as determined by the Committee, equal to (1) such “spread” if an Option or UAR or (2) the Fair Market Value of a Unit, if a Notional Unit or Restricted Unit. Such payment shall be made within 30 days after the date of the Change in Control.

(viii) Payment of DERs and UDRs. Except as otherwise provided in the Award Agreement, DERs and UDRs that are not subject to any restrictions shall be currently paid to the Participant at the time the distribution is made to unitholders. Except as otherwise provided in the Award Agreement, to the extent DERs or UDRs are subject to any restrictions, such amounts shall be paid to the Participant in a single lump sum no later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and the restrictions lapse. Should the Participant die before receiving all vested amounts hereunder, the balance shall be paid to the Participant’s estate by such date.

(ix) Section 409A Rules. This Plan, the Awards and all Award Agreements are intended to either comply with or be exempt from the Section 409A Rules, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The General Partner, the Partnership and their respective Affiliates make no representations that the Plan, the administration of the Plan, or the Awards, Award Agreements or amounts payable hereunder comply with, or are exempt from, the Section 409A Rules, and undertake no obligation to ensure such compliance or exemption. For purposes of the Section 409A Rules, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” under the Section 409A Rules, except to the extent permitted under the Section 409A Rules, no benefit or payment that is not otherwise exempt from the Section 409A Rules (after taking into account all applicable exceptions to the Section 409A Rules, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in the Section 409A Rules, until the later of the date prescribed for payment in the Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

7.	Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards Subject to Section 7(a). The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted or Award Agreement related thereto; provided, however, that no change, other than pursuant to Section 7(c), in any Award or Award Agreement related thereto shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to Participants under the Plan or such Award.

Notwithstanding the foregoing, (i) with respect to an above event that is an “equity restructuring” event that would be subject to a compensation expense pursuant to ASC Topic 718, or any successor accounting standard, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7(c); provided, however, that nothing in this Section 7(c) or Section 4(c) shall be construed as providing any Participant or any beneficiary any rights with respect to the “time value,” “economic opportunity” or “intrinsic value” of an Award or limiting in any manner the Committee’s actions that may be taken with respect to an Award as set forth above or in Section 4(c); and (ii) no action shall be taken under this Section 7(c) which shall cause an Award to fail to comply with the Section 409A Rules, to the extent the Section 409A Rules are applicable to such Award.

8.	General Provisions.

(a) No Rights to Award. No Person shall have any right or claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.

(i) The General Partner, the Partnership and Affiliates of either of the foregoing are authorized (1) to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon or any payment or transfer under an Award or under the Plan and (2) to take such other action as may be necessary in the opinion of the Partnership to satisfy applicable withholding obligations for the payment of such taxes.

(ii) Unless otherwise provided to the contrary in an Award Agreement, all Units to be issued under an Award shall be net of tax withholding, such that the tax withholding obligation of the Participant in respect of such Units is satisfied through the retention by the General Partner or by the Partnership of such number of Units with a Fair Market Value equal to the tax withholding obligation.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Officer, Employee, Consultant or Director, as applicable, or to otherwise continue to provide services to the General Partner, the Partnership or any Affiliate of either of the foregoing. Furthermore, the General Partner, the Partnership or an Affiliate of either of the foregoing, as applicable, may at any time dismiss a Participant from employment or terminate a consulting or other service relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any other agreement.

(d) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the General Partner, the Partnership or an Affiliate of either of the foregoing to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the General Partner or to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the General Partner, the Partnership or any Affiliate of either of the foregoing and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the General Partner, the Partnership or any Affiliate of either of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the General Partner, the Partnership or any Affiliate of either of the foregoing.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the General Partner, the Partnership and Affiliates of either of the foregoing shall be relieved of any further liability for payment of such amounts.

(k) Participation by Affiliates. In making Awards to Consultants engaged by and Employees employed by an Affiliate of either the General Partner or of the Partnership, the Committee shall be acting on behalf of such Affiliate, and to the extent the General Partner or the Partnership has an obligation to reimburse such Affiliate for compensation paid to Consultants and Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the General Partner or by the Partnership directly to the Affiliate.

(l) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(m) No Guarantee of Tax Consequences. None of the Board, the General Partner, the Partnership or the Committee makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person participating or eligible to participate hereunder or to any person claiming through or on behalf of any such person.

(n) Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the General Partner, the Partnership or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

9.	Term of the Plan.

Once effective pursuant to Section 1(b), the Plan shall remain effective until the tenth (10th) anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Effective Date: March 6, 2015